Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT
APPLEBEE’S NEIGHBORHOOD GRILL & BAR RESTAURANTS
LOCATED IN THE WESTERN MICHIGAN AND DETROIT MARKETS
July 20, 2012

TABLE OF CONTENTS

INTRODUCTION    1
ARTICLE I BASIC INFORMATION    1
ARTICLE II ADDITIONAL DEFINITIONS    3
ARTICLE III PURCHASE AND SALE    9
Section 3.1    Purchase and Sale    10
Section 3.2    Purchase Price and Escrowed Funds    10
Section 3.3    Closing Prorations, Deposits And Post-Closing Adjustments    10
Section 3.4    Allocation of Purchase Price    13
Section 3.5    Employees at Restaurants    13
Section 3.6    Buyer’s Access Rights    14
Section 3.7    Manager Training Sessions    16
ARTICLE IV CONDITIONS PRECEDENT    16
Section 4.1    Buyer’s Conditions    16
Section 4.2    Failure or Waiver of Buyer’s Conditions    18
Section 4.3    Seller’s Conditions    18
Section 4.4    Failure or Waiver of Seller’s Conditions    19
ARTICLE V REPRESENTATIONS AND WARRANTIES    19
Section 5.1    Seller’s Representations and Warranties    19
Section 5.2    Buyer’s Representations and Warranties    24
Section 5.3    Updating Seller’s Representations    25
Section 5.4    No Implied Representations or Warranties    26
ARTICLE VI INDEMNIFICATION    27
Section 6.1    Limitations on Representations, Warranties and Covenants    27
Section 6.2    Indemnification by Seller and Franchisor for Breach of Representation, Warranty or Covenants        27
Section 6.3    Indemnification by Seller and Franchisor for Pre-Closing Liabilities    27
Section 6.4    Indemnification by Buyer    28
Section 6.5    Exclusive Remedy and Limitation of Liability    28
Section 6.6    Indemnification Procedures    29
ARTICLE VII COVENANTS    30
Section 7.1    Seller’s Covenants    30
Section 7.2    Buyer’s Covenants    32
Section 7.3    Franchisor’s Approval    33
Section 7.4    Release of Guarantees    33
Section 7.5    Insurance    33
Section 7.6    Liquor License Consent Process    33
Section 7.7    Environmental Assessment    35
Section 7.8    Title Review and Survey    35
ARTICLE VIII CLOSING    36
Section 8.1    Closing Procedure    36
Section 8.2    Costs and Expenses    36
Section 8.3    Pre-Closing Inspection    37
ARTICLE IX MISCELLANEOUS    37
Section 9.1    Casualty or Condemnation    37
Section 9.2    Termination    38
Section 9.3    Broker’s and Finder’s Fees    39
Section 9.4    Successors and Assigns    39
Section 9.5    Notices    39
Section 9.6    Possession; Records Retention    39
Section 9.7    Incorporation by Reference; Entire Agreement    40
Section 9.8    Attorneys’ Fees    40
Section 9.9    Construction    40
Section 9.10    Governing Law; Dispute Resolution    40
Section 9.11    Confidentiality    40
Section 9.12    Public Announcements    41
Section 9.13    Plain Meaning    41
Section 9.14    No Other Beneficiaries    41
Section 9.15    Counterparts    41
Section 9.16    Severability    41
Section 9.17    Further Assurances    41
Section 9.18    Amendments    41

Exhibit A    Development Territory
Exhibit B    Assignment of Intangible Property

Exhibit C	Assignment and Assumption of Assumed Contracts

Exhibit D	Bill of Sale
Exhibit E    Interim Participation Agreement
Exhibit F    Lease Assignment and Assumption
Exhibit G    Escrow Agreement
Exhibit H    Estoppel Certificate

Schedules to Asset Purchase Agreement

Schedule 1        Restaurants
Schedule 2A        Assumed Contracts
Schedule 2B        Assumed Contracts – System Agreements
Schedule 2C        Excluded Assets-Other
Schedule 2D        Landlord and Real Property Leases
Schedule 2E        Seller Commitments
Schedule 2F        Liquor Licenses
Schedule 3.3(d)    Adjustment
Schedule 3.4        Purchase Price Allocation
Schedule 4.1(b)    Lease Consents
Schedule 4.1(d)    In-Line Leases
Schedule 4.1(n)    Repairs
Schedule 5.1        Disclosure Schedule
Schedule 7.2(b)    Real Property Lease Assignment Requirements
Schedule 7.2(f)    Scheduled Market Testing
Schedule 7.4        Release of Guarantee Requirements

ASSET PURCHASE AGREEMENT

APPLEBEE’S NEIGHBORHOOD GRILL & BAR RESTAURANTS
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 20, 2012, is made by and among Seller and Buyer identified below. The Franchisor identified below has executed this Agreement for the sole purpose of acknowledging (i) the transactions contemplated herein; and (ii) Franchisor’s obligations arising under the last sentence of Section 3.3(d) and Article VI.

INTRODUCTION

A.    The entities collectively described in this Agreement as the “Seller” are the owners and operators of the Applebee’s Neighborhood Grill & Bar restaurants identified on Schedule 1 to this Agreement (collectively, the “Restaurants”).

B.    Buyer desires to acquire certain assets used in the operation of the Restaurants from Seller and to operate the Restaurants pursuant to the Applebee’s Neighborhood Grill & Bar Franchise Agreements with Franchisor.

C.    To accomplish the foregoing, Seller desires to sell, and Buyer desires to purchase, the Assets, on the terms, conditions, exclusions and limitations set forth in this Agreement.

AGREEMENT

ARTICLE I

BASIC INFORMATION

“Effective Date”	The date hereof
“Seller”
Collectively, the following entities that own and operate the Restaurants:

Applebee’s Restaurants Mid-Atlantic LLC, a Delaware limited liability company

Applebee’s Restaurants, Inc., a Kansas corporation

To the extent Seller is making any representations, warranties or covenants in this Agreement related to a particular Restaurant or Asset, only the entity that owns the applicable Restaurant or Asset will be deemed to make the applicable representation, warranty or covenant with respect to such Restaurant, Asset or Restaurant Employees relating to such Restaurant or Asset.

Seller’s address for notices
Applebee’s Restaurants Mid-Atlantic LLC
Applebee’s Restaurants, Inc.
8140 Ward Parkway
Kansas City, Missouri 64114
Tel: (913) 890-0100
Fax: (913) 890-9100
E-mail: Neil.Sprague@applebees.com
Attn: Brand Counsel

With a copy to: Seigfreid, Bingham, Levy, Selzer & Gee, P.C. 911 Main Street, Suite 2800 Kansas City, Missouri 64105 Tel: (816) 421-4460 Fax: (816) 474-3447 E-mail: lancef@sblsg.com Attn: Lance Formwalt
“Buyer”	TSFR Apple Venture LLC, a Michigan limited liability company
Buyer’s address for notices	TSFR Apple Venture LLC c/o King Venture, Inc. 17800 Laurel Park Drive North, Suite 200C Livonia, Michigan 48152 Tel: (248) 357-6139 Fax: (248) 262-9783 Attn: Mark S. Schostak

With a copy to:
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Tel: (313) 465-7474
Fax: (313) 465-7475
E-mail: lmclaughlin@honigman.com
Attn: Lawrence D. McLaughlin

“Franchisor”	Applebee’s International, Inc., a Delaware corporation, or its successors and assigns
Franchisor’s address for notices	Applebee’s International, Inc. 8140 Ward Parkway Kansas City, Missouri 64114 Tel: (913) 890-0100 Fax: (913) 890-9100 E-mail: Neil.Sprague@applebees.com Attn: Brand Counsel
“Purchase Price”	$81,500,000, subject to adjustment pursuant to Section 3.3
“Escrowed Funds”	$1,000,000
“Closing Date”	Within fourteen (14) days following the satisfaction or waiver of the conditions precedent set forth in Article IV of this Agreement, but in no event later than the Outside Date (as defined below).

ARTICLE II

ADDITIONAL DEFINITIONS

“Affiliates” means with respect to a specified person or entity, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person or entity specified.

“Agreement” has the meaning set forth in the Introduction section.

“Applebee’s Development Agreement” means the Applebee’s Neighborhood Grill & Bar Development Agreement to be entered into between Franchisor and Buyer as of the Closing Date in substantially the form attached to the Franchisor Consent Letter for the development territory described on Exhibit A.

“Applebee’s Franchise Agreements” means the Applebee’s Neighborhood Grill & Bar Franchise Agreements to be entered into between Franchisor and Buyer for each Restaurant as of the Closing Date in substantially the form attached to the Franchisor Consent Letter.

“Assets” means all assets (except the Excluded Assets) used in the operation of the Restaurants, including, but not limited to, Improvements, Liquor Licenses, Real Property Leases, FF&E, Intangible Property, Supplies, Food and Beverage Inventory, books and records solely related to the Restaurants and Miscellaneous Personal Property.

“Assignment of Intangible Property” means an assignment of the Intangible Property in the form of Exhibit B.

“Assignment and Assumption of Assumed Contracts” means an assignment of Seller’s interest in the Assumed Contracts in the form of Exhibit C.

“Assumed Contracts” means (a) the contracts listed on Schedule 2A of this Agreement; and (b) the agreements or other arrangements described on Schedule 2B of this Agreement relating to the System Agreements.

“Assumed Liabilities” means the following liabilities: (a) Post-Closing Liabilities under the Assumed Contracts, (b) Post-Closing Liabilities under the Real Property Leases, (c) trade payables relating to (i) Miscellaneous Personal Property, (ii) Supplies and (iii) Food and Beverage Inventory, in each case, ordered by Seller for the Restaurants in the ordinary course of business prior to the Closing Date that are not delivered until on or after the Closing Date, (d) any obligations relating to the “Hometown Hero” or similar artifacts in the Restaurants on loan from third parties, including the obligation to maintain such artifacts in good condition and to return such artifacts to the third party owner promptly upon request by the third party owner, as and to the extent described on Schedule 2E.

“Basket” has the meaning set forth in Section 6.1.

“Benefit Plans” has the meaning set forth in Section 5.1(l).
“Bill of Sale” means a bill of sale conveying title to the FF&E, the Miscellaneous Personal Property, Supplies and the Food and Beverage Inventory to Buyer, substantially in the form of Exhibit D.

“Buyer Indemnitee” has the meaning set forth in Section 6.2.

“Cap” has the meaning set forth in Section 6.1.

“Claim” has the meaning set forth in Section 6.6(a).

“Closing” has the meaning set forth in Section 8.1.

“Confidentiality Agreement” has the meaning set forth in Section 9.11.

“Contract Period” means the period from the Effective Date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with Section 9.2 or as otherwise permitted by this Agreement.

“Contract Period Damage” has the meaning set forth in Section 9.1.

“Contract Period Damage Notice” has the meaning set forth in Section 9.1.

“Conveyance Documents” means the Bill of Sale, the Assignment of Intangible Property, the Lease Assignment and Assumption and the Assignment and Assumption of Assumed Contracts.

“Delivery Threshold” means the date on which the Buyer has received the applicable number of title commitments from the Title Company as set forth in this paragraph. The first Delivery Threshold will occur on the date Buyer has received title commitments for thirty (30) Restaurants. The second Delivery Threshold will occur on the date Buyer has received title commitments for an additional twenty (20) Restaurants. The final Delivery Threshold will occur on the date Buyer has received title commitments for the remaining Restaurants except the Restaurants identified on Schedule 4.1(d). For purposes herein, Buyer’s receipt of a title commitment means Buyer’s receipt of the commitment and all recorded exception documents.

“Disclosure Schedule” means Schedule 5.1, being the schedule of information attached hereto that is provided by Seller in connection with the representations and warranties set forth in Section 5.1. The Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement, and nothing contained therein is intended to constitute, and shall not be construed as constituting, representations and warranties of the Seller. Information included in the Disclosure Schedule will be deemed exceptions to the representations and warranties set forth in Section 5.1 without regard to whether the applicable representation or warranty references the Disclosure Schedule. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the business, assets, financial condition or operations of the Restaurants, or otherwise be construed to broaden the scope of any representation or warranty of Seller set forth in this Agreement. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for information purposes and do not necessarily include other matters of a similar nature. Any information disclosed in one section or subsection of the Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent such information is relevant to such sections or subsections.

“Environmental Claims” has the meaning set forth in Section 5.1(m).

“Environmental Deficiency Notice” has the meaning set forth in Section 7.7.

“Environmental Laws” has the meaning set forth in Section 5.1(m).

“Environmental Notice Period” has the meaning set forth in Section 7.7.

“ERISA” has the meaning set forth in Section 5.1(l).

“Escrow Agreement” has the meaning set forth in Section 3.2(a).

“Estimated Lease Charges” has the meaning set forth in Section 3.3(b)(v).

“Excluded Assets” means (a) existing franchise agreements between Seller and Franchisor, successor-in-interest to Applebee’s Enterprises LLC (which existing franchise agreements shall be terminated at Closing); (b) the System Agreements; (c) any tangible real or personal property, including business records, used in support of the Restaurants that is not located at the Restaurants, including computers, printers and cell phones for Restaurant Employees with the title of area director or director of operations; (d) Blackberrys or similar wireless handheld devices or personal digital assistants (PDAs) used by Restaurant Employees; (e) insurance policies and proceeds therefrom; (f) all claims against third parties relating to periods prior to the Closing Date, including rebates, refunds, credit card receivables or other payment obligations, whether due through direct payment, offset or other method and whether or not included in the terms of an Assumed Contract or Real Property Lease; (g) the certificate of incorporation or formation, as applicable, minute books, tax returns, books of account or other records having to do with the organization of Seller; (h) the rights which will accrue to Seller under this Agreement; (i) any bank accounts or lock boxes of Seller; (j) any cash or cash equivalents held by Seller (other than cash on hand in the Restaurants on the Closing Date in the ordinary course of business); (k) deposits (other than deposits which have been transferred or credited to Buyer); (l) any contracts that are not Assumed Contracts; (m) any intellectual property rights of Seller, Franchisor or any other Affiliates of Seller, including trade names and trademarks of Seller or Franchisor, proprietary marks, logos, recipes, operating methods or manuals relating thereto or information stored on the hard drives of laptop computers used by Restaurant Employees that are not located at the Restaurants; (n) any personnel files or similar information for Restaurant Employees; provided, however, Buyer will be entitled to receive copies of Management Personnel Data with respect to managers, area directors or directors of operations for the Restaurants to the extent Buyer has hired such persons and Seller has received written consent from such individuals to disclose the same; (o) incident logs or other similar records relating to the operations of the Restaurants; and (p) the assets set forth on Schedule 2C of this Agreement.

“FF&E” means all of Seller’s interest in appliances; apparatus; machinery; fixtures; trade fixtures; furnishings; equipment; signs; POS systems; computer hardware; printers; software and related licenses (to the extent transferable and not identified on Schedule 2C); and other tangible personal property (excluding Food and Beverage Inventory, Supplies and Miscellaneous Personal Property), in each case, located at the Restaurants.

“Financial Statements” has the meaning set forth in Section 5.1(g).

“Food and Beverage Inventory” means the inventory of usable foodstuffs and beverages located at all of the Restaurants, including the Liquor Inventory.

“Franchisor Consent Letter” has the meaning set forth in Section 7.3.

“Fundamental Issues Notice” means a notice issued by the MLCC to Seller identifying an issue relating to (i) Seller’s ownership or operation of the Restaurants (including, but not limited to, filing requirements in connection with the Liquor Licenses) that will prevent the approval of the transfer of one or more of the Liquor Licenses to Buyer if the issue is not corrected to the satisfaction of the MLCC; provided, that upon Seller’s correction of any such issue to the satisfaction of the MLCC, the underlying notice will no longer be considered a Fundamental Issues Notice for purposes of Article IV; or (ii) Buyer, Mark S. Schostak, David W. Schostak or Robert I. Schostak that will prevent approval of the transfer of one or more of the Liquor Licenses to Buyer if the issue is not corrected to the satisfaction of the MLCC; provided, that upon Buyer’s correction of any such issue to the satisfaction of the MLCC, the underlying notice will no longer be considered a Fundamental Issues Notice for purposes of Article IV.

“Governmental Authority” means any nation or government, foreign or domestic, any state or other political subdivision thereof, and any agency or other entity exercising executive, legislative, regulatory or administrative functions of government, including all taxing authorities.

“Hazardous Materials” has the meaning set forth in Section 5.1(m).

“Improvements” means all of the improvements owned by Seller constructed on the real property subject to the Real Property Leases, including the applicable Restaurant’s facility, parking lot and landscaping.
“IPA” means the Interim Participation Agreement in the form attached hereto as Exhibit E subject to such changes as are mutually acceptable to Buyer and Seller or made pursuant to Section 7.6(e).
“Independent Accounting Firm” has the meaning set forth in Section 3.3(d).

“Intangible Property” means Seller’s interest in the property (other than the FF&E, Miscellaneous Personal Property, Food and Beverage Inventory, Supplies and the Improvements), which is used solely in connection with the Restaurants or the business conducted at the Restaurants, including the Assumed Contracts, all goodwill related to the location of the Restaurants, the Liquor Licenses and any and all other governmental licenses, Permits, and approvals held by Seller relating to the occupancy or use of the Restaurants which are transferable to Buyer, any and all existing warranties and guarantees held by Seller and given by third parties with respect to the Restaurants which are transferable to Buyer, existing telephone numbers, fax numbers, keys and security system codes. Intangible Property will not include any intellectual property rights of Seller, Franchisor or any of Seller’s Affiliates, including trade names and trademarks, proprietary marks, logos, recipes, operating methods or manuals relating thereto. Buyer will have rights to use such intellectual property to the extent granted by Franchisor pursuant to the Applebee’s Franchise Agreements.

“Knowledge” means (i) with respect to Seller, the actual knowledge of the President (currently, Mike Archer), Senior Vice President, Finance (currently, Bev Elving), Brand Counsel (currently, Neil Sprague) of Applebee’s Services, Inc., and the Directors of Operations (currently Dave Delameter and Mark Higgins) and (ii) with respect to Buyer, the actual knowledge of Mark Schostak or Bill Angott.

“Landlords” means the lessors under the Real Property Leases, as identified in Schedule 2D.

“Lease Assignment and Assumption” means the lease assignment and assumption substantially in the form of Exhibit F or on a form mutually acceptable to Buyer and Seller for the Restaurants set forth on Schedule 4.1(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance, which, in each case, secures the repayment of debt or other monetary obligations of Seller to a third party; provided, however, such term shall not include liens, charges, interests or encumbrances (a) which arise in the ordinary course of business (including statutory liens) for amounts not yet due and payable and which do not constitute debt for borrowed money or (b) granted to Landlords pursuant to the terms of any Real Property Lease or arising in favor of Landlords by operation of law.

“Limitation Period” has the meaning set forth in Section 6.1.

“Liquor Inventory” means the inventory of useable beer, wine and liquor located at all of the Restaurants.

“Liquor Licenses” means the licenses issued by the MLCC for each of the Restaurants as set forth on Schedule 2F.

“Losses” has the meaning set forth in Section 6.2.
“Management Personnel Data” means the following information regarding a person’s employment with Seller or its Affiliates, to the extent maintained: (i) employment history (dates worked and positions); (ii) compensation history (salary and bonus); and (iii) performance history (i.e., performance appraisal or evaluation data, progressive discipline data or performance improvement data completed on or after the date that is two (2) years before the Effective Date).

“Material Adverse Change” means any change that is materially adverse to the business, financial condition or results of operations of the Restaurants, taken as a whole, other than any change resulting from: (a) economic, financial market or geopolitical conditions in general (including conditions that generally impact only the region(s) in which the Restaurants are located); (b) changes in law or applicable accounting regulations or principles or interpretations thereof; (c) conditions in the casual dining or restaurant industries generally (including conditions that only impact or disproportionately impact the region(s) in which the Restaurants are located); (d) any change attributable to the negotiation, execution or announcement of this Agreement, including any litigation arising therefrom; or (e) compliance with the terms of, or the taking of any action required by, this Agreement.

“Miscellaneous Personal Property” means the miscellaneous tangible personal property, other than Supplies, located at the Restaurants, including the useable supplies of non-disposable tableware, flatware, and cups, kitchenware, smallwares, uniforms and promotional materials.

“MLCC” has the meaning set forth in Section 7.6.

“Outside Date” means November 30, 2012.

“Permits” has the meaning set forth in Section 5.1(f).

“Permitted Exceptions” has the meaning set forth in Section 7.8.
“Post-Closing Liabilities” means liabilities and obligations to the extent accrued after the Closing Date; provided that, Post-Closing Liabilities do not include any liabilities that accrue after the Closing Date if they arise due to the acts or omissions of Seller before the Closing Date and provided further that in the case of on-going liabilities and obligations, Post-Closing Liabilities include only those that relate to the period after the Closing Date.

“Pre-Closing Liabilities” means liabilities or obligations of Seller or its Affiliates relating to the ownership and operation of the Restaurants other than the Assumed Liabilities.

“Purchase Agreement Information” has the meaning set forth in Section 9.11.

“Real Property Leases” means the leases and amendments thereto identified on Schedule 2D.

“Related Party” has the meaning set forth in Section 5.1(l).

“Release” has the meaning set forth in Section 5.1(m).

“Restaurants” has the meaning set forth in the Introduction section.
“Restaurant Employees” means the employees of Seller or its Affiliates that are (a) assigned to work at the Restaurants and (b) the Area Directors and Directors of Operations with supervisory responsibility over the Restaurants.

“Restriction Period” means the period from March 8, 2012 through (a) the Contract Period, if the Closing occurs, or (b) two (2) years after the expiration of the Contract Period, if the Closing does not occur.

“Returns” has the meaning set forth in Section 5.1(k).

“Seller Damage Election” has the meaning set forth in Section 9.1.

“Seller Indemnitee” has the meaning set forth in Section 6.4.

“Supplies” means the supplies of useable paper products, disposable tableware, flatware and cups, office supplies, maintenance supplies and cleaning supplies located at the Restaurants.

“System Agreements” means certain contracts, the scope of which includes the Restaurants and other Applebee’s Neighborhood Grill & Bar restaurants owned by Seller or its Affiliates or franchisees of Franchisor. Buyer and Seller agree to cooperate in good faith to determine alternative arrangements for System Agreements identified in Schedule 2B that permit the benefits and obligations associated with such System Agreements to continue to apply to the Restaurants after the Closing and Buyer hereby agrees to execute the applicable document or take such other action as described in the “Method of Transfer” column on Schedule 2B.

“Tax” or “Taxes” means any income, gross receipts, excise, business and occupation, franchise, real and personal property, ad valorem, transfer, sales and use, value added, alternative or add-on minimum, withholding, social security, unemployment, disability, and other taxes or governmental fees or charges or other assessments (whether imposed directly or through withholding), including any interest or penalties that may become payable in respect thereof, imposed by any Governmental Authority, including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

“Title Company” has the meaning set forth in Section 3.2(a).

“Title Deficiency Notice” has the meaning set forth in Section 7.8.

“Title Notice Period” has the meaning set forth in Section 7.8.

“True-up Period” has the meaning set forth in Section 3.3(d).

“Vendor Payables” has the meaning set forth in Section 3.3(e).

“1060 Regulations” has the meaning set forth in Section 3.4.

ARTICLE III

PURCHASE AND SALE

Section 3.1    Purchase and Sale    . Seller agrees to grant, sell, convey, assign, transfer and deliver the Assets to Buyer at the Closing, upon the terms, covenants, and conditions set forth in this Agreement and Buyer agrees to purchase and take assignment of the Assets at the Closing. Effective as of the Closing, Buyer assumes and agrees to pay, discharge or perform, as appropriate, the Assumed Liabilities upon the terms, covenants, and conditions set forth in this Agreement.

Section 3.2    Purchase Price and Escrowed Funds    .

a.On the Effective Date, Buyer shall remit the Escrowed Funds to First American Title Company (the “Title Company”) pursuant to the terms of an Escrow Agreement substantially in the form attached to this Agreement as Exhibit G (the “Escrow Agreement”). At Closing, the Title Company shall disburse the Escrowed Funds to Seller according to the written instructions provided by Seller and Buyer.
b.At Closing, the Purchase Price, less the Escrowed Funds, is payable by Buyer to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller.
Section 3.3    Closing Prorations, Deposits And Post-Closing Adjustments    .

a.Adjustments to Amount Due From Buyer to Seller. The following items will be adjustments to the amount due from Buyer to Seller at the Closing and will be reflected as of 12:01 a.m. on the Closing Date:
i.the amount due will be increased by the amount of any deposits or bonds held by any utility, governmental agency, Landlord or service contractor with respect to the Restaurants which have been transferred or credited to Buyer.
ii.the amount due will be increased by the amount of petty cash on hand at the Restaurants as of the Closing Date.
iii.the amount due will be increased by the amount equal to the actual cost of Seller’s Food and Beverage Inventory and Supplies as of the Closing Date pursuant to this subsection (iii) not to exceed $1,365,000. Representatives of Seller will perform a physical count of the inventory as of 12:01 a.m. on the Closing Date to determine the Food and Beverage Inventory and Supplies and the cash on hand at the Restaurants as of such time. The Food and Beverage Inventory and Supplies shall be valued at actual landed “first in, first out” cost basis (i.e., actual purchase cost, including all third-party shipping and handling charges, but adjusted for all discounts actually received) and without duplication for any pre-paid items allocated to Buyer, as determined by the records of the Restaurants.
iv.the amount due will be decreased by $202,125 as consideration for Buyer’s acceptance of the Accepted Maintenance Items (defined in Section 4.1(n) below).
a.    Additional Adjustments and Prorations. At Closing, Buyer and Seller shall reimburse each other, as appropriate, for the following expenses allocable to the operation of the Restaurants, all of which shall be prorated such that all such items attributable to the period prior to the Closing Date will be allocable to Seller and all such items attributable to the period on and after the Closing Date will be allocable to Buyer:
i.    all prepaid items, including, without limitation, any Liquor License application or renewal fees or similar costs for the current (or future) term or period of such Liquor License(s);
ii.    to the extent of Seller’s obligations under the Real Property Leases, current (i.e., those first due and payable less than one (1) year prior to the Closing Date) real estate taxes shall be prorated and adjusted as of the Closing in accordance with the due date basis of the municipality or taxing unit in which the property is located, such prorations to be made based on the assumption that such real estate taxes are paid in advance; all delinquent taxes and assessments, if any, shall be paid at Closing by Seller; provided that, to the extent any of such taxes are successfully appealed by Seller, any reduction (net of appeal costs) shall be apportioned on the same basis as the taxes and paid to Buyer post closing;
iii.    all personal property taxes and other taxes;
iv.    utility expenses, using a current utility bill or meter reading applicable to the Restaurants for purposes of determining such proration;
v.    rent payments and any common area charges or other similarly pro-rated charges due under the Real Property Leases, using, with respect to prorating common area charges or other similarly pro-rated charges due under the Real Property Leases which are based on an estimated amount (“Estimated Lease Charges”), the amount of estimated payments for such charges then in effect under the Real Property Leases for purposes of determining such proration; and
vi.    any other ordinary and customary items of income and expenses related to the operation of the Restaurants customarily prorated, as mutually agreed upon by the parties.
b.    No Adjustment for Undelivered GRPs. Buyer and Seller acknowledge and agree that Buyer will have no responsibility for, and there will be no adjustment or allocation related to, advertising inventory make-goods owed from local broadcast stations after the Closing Date due to under-delivery of gross ratings points in connection with local advertising purchased by Seller for the markets in which the Restaurants are located during periods before the Closing Date.
c.    Process. The adjustments to the amounts due to Seller pursuant to Section 3.3(a) and the additional adjustments and prorations pursuant to Section 3.3(b) will be calculated pursuant to the provisions set forth above, and based upon a fair and reasonable estimated accounting performed and agreed to by representatives of Seller and Buyer at the Closing. As soon as practicable after the Closing Date, and in any event within one hundred twenty (120) days after the Closing Date (except with respect to refunds with respect to tax appeals), Buyer and Seller shall agree upon any final adjustments and prorations using the same methodology used for the estimates at Closing and based on Buyer’s verification of Seller’s Food and Beverage Inventory and Supplies (the “True-up Period”). If the parties are unable to agree upon the final adjustments and prorations within the True-up Period, then either party upon notice to the other party may submit the specific matters in dispute to KPMG International (the “Independent Accounting Firm”). If for any reason the Independent Accounting Firm is unavailable to resolve such dispute between Buyer and Seller and if Buyer and Seller are unable to mutually agree upon the designation of a replacement nationally recognized public accounting firm within five (5) business days after the Independent Accounting Firm has notified Buyer and Seller that it is unavailable to resolve such dispute, any party hereto may thereafter request that the American Arbitration Association make such designation. The Independent Accounting Firm will determine the resolution of the specific matters in dispute, which determination shall be final and binding on the parties. Any payments required to be made pursuant to this Section 3.3(d) shall be paid in cash within five (5) business days of the date of mutual agreement by the parties or determination by the Independent Accounting Firm. The non-prevailing party will pay all of the fees and expenses associated with the services performed by the Independent Accounting Firm and the American Arbitration Association pursuant to this paragraph. Except with respect to Estimated Lease Charges and refunds with respect to tax appeals, a party’s failure to notify the other party with respect to a particular claim for a post-Closing adjustment or proration during the True-Up period will constitute a waiver of such party’s right to seek a post-Closing adjustment or proration with respect to such claim. Estimated Lease Charges shall be finally adjusted within thirty (30) days after the Landlord and Buyer have agreed upon a final reconciliation for the year of Closing. Notwithstanding anything to the contrary contained herein, Franchisor agrees to pay Buyer the amounts set forth on Schedule 3.3(d) only upon the occurrence of certain events specified therein.
d.    Vendor Payables. Following the Closing, Buyer may pay any amounts due and owing to vendors by Seller (“Vendor Payables”) if (i) Buyer is using such vendor in connection with operation of one or more of the Restaurants, (ii) such vendor refuses to provide goods or services to Buyer because of Vendor Payables, and (iii) Seller fails, within ten (10) days after written notice from Buyer, to (1) pay such vendor the Vendor Payables or (2) notify Buyer that Seller has a bona fide dispute with vendor regarding the Vendor Payables and provides summary information relating to such dispute. Notwithstanding the foregoing, if Seller notifies Buyer of a bona fide dispute per part (2) of the immediately preceding sentence, Buyer will have the right to pay such vendor if there is no other vendor from whom Buyer can reasonably obtain replacement goods or services without interruption of service at a commercially reasonable price. If Buyer pays Vendor Payables as permitted in this paragraph, Seller will indemnify Buyer for the amounts paid as provided in Article VI.
Section 3.4    Allocation of Purchase Price    . Buyer and Seller acknowledge and agree that the Purchase Price shall be allocated to the Assets in accordance with Schedule 3.4 attached hereto and made a part hereof, which schedule will reflect a value for each Liquor License of Forty Thousand Dollars ($40,000). Such allocation shall be binding on Buyer and Seller for all purposes, including the reporting of gain or loss and determination of basis for income tax purposes, and each of the parties hereto agrees that it or they will file a statement setting forth such allocation with its or their federal income tax returns and will also file such further information or take such further actions as may be necessary to comply with the Treasury Regulations that have been promulgated pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “1060 Regulations”). Neither Buyer nor Seller shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law. If any state or federal taxing authority challenges such allocation, Buyer and Seller shall cooperate in good faith in responding to such challenge. Each party shall give prompt written notice to the other party of any such challenge.

Section 3.5    Employees at Restaurants    .

a.    It is understood and agreed that all Restaurant Employees are the employees of Seller or its Affiliates, and Seller shall be responsible for the payment to all such employees of all wages due and owing to them, including, without limitation, all earned or accrued vacation pay payable in accordance with Seller’s policies and any applicable termination costs. Buyer shall have no obligations, responsibilities or liabilities with respect to Seller's employment of the Restaurant Employees whatsoever; however, Buyer shall have the right, but not the obligation, to hire any of Seller's former employees subsequent to Closing.
b.    Simultaneously with the execution of this Agreement, Seller shall provide Buyer with a payroll register, dated as of July 3, 2012, that lists each Restaurant Employee, including the full name, job title or duty, date of hire, pay rate, year-to-date hours worked, wages or salary and vacation awarded, used and year to date accrual, for each such person. Seller shall not, without Buyer’s advance written consent, materially increase the rate of compensation or the benefits payable, or make a stock grant or issue stock options, to any of the Restaurant Employees other than compensation or benefits increases in the ordinary course of business. Additionally, Seller will not, without Buyer’s advance written consent, give any Restaurant Employee that is a salaried manager, Area Director or Director of Operations a raise that is given outside the normal pay raise cycle for such Restaurant Employee. Approximately one (1) month prior to Closing, Seller shall provide Buyer with an updated payroll register listing all of the foregoing information as of a date approximately one (1) month prior to the Closing Date.
c.    At least two (2) days prior to the Effective Date, Seller has provided Buyer with a Michigan Form UIA 1027, Business Transferor’s Notice to Transferee of Unemployment Tax Liability including information regarding Seller’s business unemployment tax rate, outstanding liabilities, the names of all current employees, the names of employees laid off in the year before the Effective Date and other details about jobless benefit payment and taxes required by law to be provided on or together with Michigan Form UIA 1027. On or before two (2) business days before Closing, Seller shall also provide to Buyer an updated Michigan Form UIA 1027 including the same information.
d.    At Closing, Seller or its Affiliates intend to terminate the employment of the Restaurant Employees. Buyer will have the right, but not the obligation, to hire such Restaurant Employees on Buyer’s terms. Subject to Section 3.7, Buyer agrees that, during the Restriction Period, neither Buyer nor its Affiliates will directly or indirectly, solicit or hire any of the Restaurant Employees that are (i) designated as “key hourlies” or “MITs” (managers-in-training) or (ii) have titles of manager, assistant general manager, general manager or above; provided, however, this provision shall not apply during the Contract Period to the extent Buyer solicits Restaurant Employees that are Area Directors or Directors of Operations for employment at or with respect to the Restaurants post-Closing, subject to the other terms of this Agreement.
e.    Buyer acknowledges that Seller may provide a notice to some or all of the Restaurant Employees designed to comply with the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local laws with respect to mass layoffs, plant closures or similar events, and Seller will provide copies of all such notices to Buyer at the same time provided to the Restaurant Employees.
Section 3.6    Buyer’s Access Rights    .

a.    Subject to Section 3.6(c), during normal business hours and upon reasonable notice throughout the Contract Period, Buyer will be permitted commercially reasonable access to:
vii.    the Restaurants for environmental investigations, inspections, surveys, or other investigations; provided, however, Buyer may not conduct any physically invasive testing or other destructive or invasive sampling, testing or other inspections, such as a Phase II environmental inspection, or other subsurface testing or environmental investigation (other than Phase I or environmental desktop search) unless (1) such testing or investigation is recommended in writing by a third party consultant, engineer or similar professional with applicable expertise, such as a recommendation for a Phase II that appears in a Phase I environmental site assessment report or similar report, and (2) Buyer requests prior approval from Seller by submitting a written request, together with a copy of the foregoing recommendation, within a reasonable period (not less than forty-eight (48) hours) prior to such testing or investigation and Seller provides its written consent. Seller’s consent will not be unreasonably withheld, conditioned or delayed; provided, however, Seller reserves the right to require Buyer to enter into a mutually acceptable access agreement prior to granting approval. Buyer will (1) provide Seller copies of the results of any environmental investigation received by Buyer with respect to the Restaurants within five (5) business days of Seller’s request thereof and (2) use commercially reasonable efforts to obtain, at Seller’s expense, reliance letters from the environmental engineering firm or other investigators permitting Seller, its landlords, tenants and future purchasers of the Restaurants to rely on the applicable results of the environmental investigation; and
viii.    material information and documents related to the Assets in Seller’s possession reasonably requested by Buyer and which are reasonably available to Seller, subject to Seller’s determination that such information may be disclosed without undue legal risk (e.g., certain employment-related information), provided, for purposes of clarity, Buyer shall have no right to review Management Personnel Data with respect to Restaurant Employees that (1) constitute Excluded Assets or (2) relate to managers, Area Directors or Directors of Operation that have not provided written consent to Seller to provide such Management Personnel Data.
b.    Seller will cooperate with Buyer in connection with all rights of access but is not obligated to incur any related expense. In all cases, Buyer shall schedule the time and scope of each environmental investigation, inspection or other exercise of such rights of access with Seller and such exercise shall be under such supervision as Seller may require in its reasonable discretion; and in a manner that does not unreasonably disrupt or interfere with the operation of the Restaurants or with any other business being conducted in a shopping center within which a Restaurant is located. Buyer will repair all damage arising out of or due to its entry onto the Restaurant properties and conducting environmental investigations, inspections or other on-site activities. Buyer will indemnify and defend Seller against, and hold Seller harmless from, any and all loss, cost, liability, and expense (including reasonable attorneys’ fees) arising out of or due to Buyer’s environmental investigations, surveys, inspections or other on-site activities at the Restaurants from March 8, 2012, through the Closing.
c.    Any requests for documents and information by Buyer pursuant to this Section 3.6 or to schedule the time or scope of each environmental investigation, inspection or other access to the Restaurants shall, in each case, be made via telephone or e-mail to Ronniann Silver (913-890-0222; ronniann.silver@applebees.com) Dan Rieger (913-890-0145; daniel.rieger@applebees.com), Mindy Jack (913-201-8391; mindy.jack@applebees.com), or Lance Formwalt (816-265-4106; lancef@sblsg.com). Except as provided in the preceding sentence, neither Buyer, nor anyone on behalf of Buyer, may contact, communicate with, or request information from, any employees of Seller or its affiliates without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.
d.    Except as provided in Sections 5.3, 7.7, 7.8 and 9.2, Buyer has no right to terminate this Agreement as a result of the exercise of its access rights or any due diligence results unsatisfactory to Buyer or its lender, including the outcome of any environmental investigation, inspection, survey, other investigation, review or other action related thereto.
Section 3.7    Manager Training Sessions    . Within the thirty (30)-day period immediately preceding the Closing Date, Seller will permit Buyer to hold training and information sessions with the Restaurant Employees that are managers, Directors of Operations and Area Directors, provided, (a) the number, timing and scope of any such training and information sessions shall be subject to advance approval by Steve Leyt or Mike Archer, which approval shall not be unreasonably withheld, conditioned or delayed (b) Seller or its Affiliates shall have the right to review and approve, which approval shall not be unreasonably withheld, conditioned or delayed, any proposed session agenda and/or handouts and have a representative present at any such training or information session, (c) unless otherwise agreed by Buyer and Seller, Buyer holds each type of training or information session on at least two different occasions to minimize disruption of management staff scheduling and (d) Buyer will reimburse Seller or its Affiliates for all reasonable out of pocket costs and expenses incurred by Seller or its Affiliates in connection with such training and information sessions, including, without limitation, costs and expenses associated with travel, meeting locations and wages paid to key hourly employees due to the absence of managers for attendance at a training or information session (for purposes of clarification, out of pocket costs will not include salary and benefits paid to managers, Area Directors or Directors of Operations). Following such training and information sessions, Buyer may have managers contact other Restaurant Employees regarding their interest in being hired by Buyer following Closing.
ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1    Buyer’s Conditions    . Notwithstanding anything in this Agreement to the contrary, Buyer’s obligation to purchase the Assets will be subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

a.    execution and delivery by Seller of the Conveyance Documents and, in the event the MLCC has not approved the transfer of one or more of the Liquor Licenses at Closing, the IPA with respect to such Liquor Licenses;
b.    receipt of consent from the applicable Landlord to assignment of each of the Real Property Leases listed on Schedule 4.1(b);
c.    “Intentionally Deleted”
d.    receipt of leasehold title policies without standard exceptions that can be deleted solely by Seller’s provision to the Title Company of a customary owner’s affidavit on each Restaurant (excluding the Restaurants subject to “in-line” leases, which Restaurants will be identified on Schedule 4.1(d) to this Agreement) with insurance coverage amounts of $1,000,000 per Restaurant insuring the leasehold interest in each Real Property Lease in Buyer subject only to the Permitted Exceptions;
e.    Buyer obtaining UCC, tax lien and judgment searches concerning Seller and the Assets, which do not disclose any Liens, except for Liens that will be released at Closing upon payment of the Purchase Price as evidenced in writing by the applicable Lien holder or for which other evidence of release is provided to Buyer at or before Closing;
f.    subject to the conditions to Franchisor’s consent set forth in Section 7.3 and/or the Franchisor Consent Letter being satisfied, the execution and delivery of the Applebee’s Development Agreement and Applebee’s Franchise Agreements by Franchisor;
g.    Seller shall have delivered to Buyer certificates executed by an officer of Seller dated as of the Closing Date certifying that Seller has (i) performed and complied in all material respects with all of Seller’s covenants and obligations under this Agreement which are to be performed or complied with by Seller prior to or on the Closing Date; and (ii) all representations and warranties of Seller in this Agreement shall be true on and as of the Closing Date in all material respects;
h.    no applicable law, injunction or temporary restraining order enacted, entered or issued by any governmental body or other legal restraint preventing the consummation of the transactions contemplated hereby shall be in effect;
i.    Buyer must have agreed to any additions to Schedule 2C proposed by Seller; provided, that, the parties hereby agree that an item located at a Restaurant(s) will be added to Schedule 2C without further approval by Buyer if it is owned by a vendor and the item would be permitted to remain in the Restaurant(s) after the Closing without additional cost or expense to Buyer if Buyer continued the applicable relationship with such vendor (and continued payments due with respect to the continuation of such relationship) after the Closing (whether or not Buyer actually continues such vendor relationship);
j.    receipt of copies of the resolutions of the board of managers and members of the Seller entities that are limited liability companies authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein or other proof of such authorization by such Seller reasonably acceptable to Buyer, certified, in either case, as of the Closing Date by an authorized officer of that certain Seller entity;
k.    receipt of copies of the resolutions of the board of directors of the Seller entities that are corporations authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein or other proof of such authorization by such Seller reasonably acceptable to Buyer, certified, in either case, as of the Closing Date by an authorized officer of that certain Seller entity;
l.    The MLCC shall have either (i) approved the transfer of the Liquor Licenses to Buyer prior to Closing or (ii) to the extent transfer of all the Liquor Licenses to Buyer has not been approved by the MLCC prior to Closing (and provided that the MLCC has not issued a Fundamental Issues Notice), issued a Participation Permit to Buyer allowing Buyer to participate in the sale of alcoholic beverages under the Liquor Licenses at the Restaurants, subject to the terms of the IPA;
m.    No Material Adverse Change shall have occurred; and
n.    At Seller’s sole cost, Seller must have taken the actions identified under the column titled “ASI Agreed Upon Action” on Schedule 4.1(n) with respect to the deferred maintenance items identified with respect to the designated Restaurant under the column titled “Description”, including the repair or replacement of such items to good working condition, to the extent and subject to any limitations contemplated in the “ASI Agreed Upon Action” column; and all such actions will be conducted in a workmanlike manner. Seller shall have no responsibility to repair the deferred maintenance items identified on Schedule 4.1(n) for which the corresponding ASI Agreed Upon Action column is blank or states "No Action" or "No Action Needed", which items will be accepted by Buyer "as is" (collectively, the "Accepted Maintenance Items").
Section 4.2    Failure or Waiver of Buyer’s Conditions    . Buyer may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of its conditions set forth in Section 4.1. Failure to notify Seller in writing of the failure of any of the conditions set forth above by the date for satisfaction of such condition will constitute a waiver of such condition. In any event, Buyer’s proceeding to Closing pursuant to this Agreement will waive any remaining unfulfilled conditions unless otherwise agreed in writing.

Section 4.3    Seller’s Conditions    . Notwithstanding anything in this Agreement to the contrary, Seller’s obligation to sell the Assets will be subject to the satisfaction or waiver of the following conditions:
a.    receipt of the Purchase Price and any other amounts due to Seller pursuant to this Agreement and, in each case, paid in accordance with this Agreement on the Closing Date;
b.    execution and delivery by Buyer of the Conveyance Documents to which Buyer is a party and, in the event the MLCC has not approved the transfer of one or more of the Liquor Licenses at Closing, the IPA with respect to such Liquor Licenses;
c.    receipt of consent from the applicable Landlord to assignment of each of the Real Property Leases listed on Schedule 4.1(b);
d.    execution and delivery of the Applebee’s Development Agreement and Applebee’s Franchise Agreements by Buyer and Franchisor and Franchisor’s confirmation of receipt of all payments or deposits due thereunder; provided, however, Franchisor’s execution of the Applebee’s Development Agreement and Applebee’s Franchise Agreements will only be a condition of Seller if the conditions to Franchisor’s consent set forth in Section 7.3 or the Franchisor Consent Letter have not been satisfied;
e.    Buyer shall have delivered to Seller a certificate executed by a manager of Buyer dated as of the Closing Date certifying that Buyer has (i) performed and complied in all material respects with all of Buyer’s covenants and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date; and (ii) all representations and warranties of Buyer in this Agreement shall be true on and as of the Closing Date in all material respects;
f.    no applicable law or injunction enacted, entered or issued by any governmental body or other legal restraint preventing the consummation of the transactions contemplated hereby shall be in effect;
g.    receipt of copies of the resolutions of the members of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein or other proof of such authorization by Buyer reasonably acceptable to Seller, certified, in either case as of the Closing Date by a manager of Buyer;
h.    Buyer shall have delivered to Seller such sales tax resale certificates as reasonably requested by Seller or its legal counsel in order to allow Seller to exempt from sales tax any Assets qualifying for a sales tax exemption under applicable law; and
i.    The MLCC shall have either (i) approved the transfer of the Liquor Licenses to Buyer at Closing or (ii) to the extent transfer of all the Liquor Licenses to Buyer has not been approved by the MLCC and the MLCC has not issued a Fundamental Issues Notice, issued a participation permit to Buyer allowing Buyer to sell alcoholic beverages at the Restaurants for which transfer of the Liquor Licenses has not been approved, subject to the terms of the IPA.
Section 4.4    Failure or Waiver of Seller’s Conditions    . Seller may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of its conditions set forth in Section 4.3. Failure to notify Buyer in writing of the failure of any of the conditions set forth above by the date for satisfaction of such condition will constitute a waiver of such condition. In any event, Seller’s proceeding to Closing pursuant to this Agreement will waive any remaining unfulfilled conditions unless otherwise agreed in writing.
ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1    Seller’s Representations and Warranties    . Except as provided in the Disclosure Schedule, Seller, severally only with respect to itself and the Restaurants owned or operated by it and not jointly, represents and warrants to Buyer as follows:

a.    Seller is duly organized, validly existing, and in good standing under the laws of its state of formation or incorporation, as applicable, and has all requisite authority to own, lease and operate its properties and assets and to conduct its business (including, without limitation, business related to the Restaurants) as it is now being conducted. Seller is duly qualified to do business as a foreign entity and is in good standing in all jurisdictions where its activities make such qualification necessary with such exceptions as would not constitute, individually or in the aggregate, a Material Adverse Change.
b.    Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver the Conveyance Documents and all other documents which are contemplated by this Agreement and all actions of Seller necessary to confer such power and authority upon the persons executing this Agreement and the Conveyance Documents and all other documents which are contemplated by this Agreement on behalf of Seller have been taken. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization or similar laws of general application in effect relating to or affecting the rights of creditors, generally and to general rules of equity.
c.    The execution, delivery and performance of this Agreement will not (i) result in a material breach of any term of Seller’s organizational documents, (ii) assuming approval by the MLCC of the transfer of the Liquor Licenses from Seller to Buyer, violate any law or any order, rule or regulation applicable to Seller or the Restaurants, of any court or of any Governmental Authority having jurisdiction over Seller or its properties or the Restaurants, or (iii) result in the creation or imposition of any Lien upon any of the Assets. Except for approval by the MLCC of the transfer of the Liquor Licenses from Seller to Buyer, no filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery by Seller of this Agreement, the Conveyance Documents and all other documents which are contemplated by this Agreement.
d.    Except for any Lien which will be released upon payment of the Purchase Price, Seller has good and marketable title to all of the Assets subject to no Liens. Each Restaurant contains the FF&E, Miscellaneous Personal Property, Supplies and Food and Beverage Inventory generally necessary to operate the Restaurant in accordance with Seller’s historical practices and to execute the current menu platform. Schedule 2D includes a complete and accurate list of all the Restaurants and a complete and accurate list of all the Landlords and Real Property Leases for the Restaurants. Each Real Property Lease is in full force and effect; the terms contained in the Real Property Leases have not been modified or amended in any material respect except as disclosed in Schedule 2D; Seller has delivered a true and complete copy of each Real Property Lease to Buyer; there are no material defaults by Seller or, to the Knowledge of Seller, by the Landlord, under the Real Property Leases or events which, with the giving of notice or passage of time or both would constitute material defaults by Seller or, to the Knowledge of Seller, by the Landlord, under the Real Property Leases; and Seller has not received written notice from a Landlord that Seller is currently in default under a Real Property Lease or given written notice to a Landlord that such Landlord is currently in default.
e.    A complete and accurate list of all loan agreements, indentures, mortgages, pledges or security agreements to which Seller is a party and to which any of the Restaurants are subject as of the Effective Date is set forth in Section 5.1(e) of the Disclosure Schedule.
f.    Section 5.1(f) of the Disclosure Schedule includes a complete and accurate list of the material written contracts and agreements related to the operation and maintenance of the business conducted at the Restaurants other than the System Agreements set forth on Schedule 2B and the Real Property Leases and guarantees of Real Property Leases; each Assumed Contract is in full force and effect; the terms contained in the Assumed Contract have not been modified or amended in any material respect except as disclosed in Schedule 2A and Schedule 2B; Seller has delivered to Buyer a true and complete copy of each Assumed Contract; there are no material defaults by Seller or, to the Knowledge of Seller, by any other party to an Assumed Contract, under the Assumed Contracts or events which, with the giving of notice or passage of time or both would constitute material defaults by Seller or, to the Knowledge of Seller, by any other party to an Assumed Contract, under the Assumed Contract; and Seller has not received written notice from a party to an Assumed Contract that Seller is currently in default under such Assumed Contract or given written notice to any party to an Assumed Contract that such party is currently in default.
g.    Seller has all material approvals, authorizations, consents, licenses, franchises, orders, certifications and other permits issued by any Governmental Authority which are necessary for the ownership of the Assets or current operation of the Restaurants (the “Permits”).
h.    Schedule 2F includes a complete and accurate list of the liquor licenses issued with respect to the Restaurants; all amounts required to be paid with respect to the Liquor Licenses have been paid; Seller has not received written notice from any Governmental Authority that Seller is presently in default or violation of the terms of its Liquor Licenses and, to Seller’s Knowledge, there are no such defaults.
i.    Seller has provided to Buyer true and accurate copies of the unaudited statement of operations for each Restaurant for each of the three fiscal years ending December 28, 2008, January 3, 2010, and January 2, 2011, respectively (collectively, the “Financial Statements”). The Financial Statements were prepared by Seller from its books and records on a basis consistent with Seller’s internal accounting practices and generally in accordance with GAAP; are complete and correct in all material respects; and do not contain any untrue statement of a material fact necessary in order to make the statements contained therein not materially misleading. The comparable sales reports provided by Seller to Buyer for each completed fiscal month of Seller from January 1, 2012 through July 1, 2012 contain data specifically applicable to the Restaurants and such reports use the same data for the Restaurants (as applicable to such time periods) that Seller uses to generate the comparable sales reports used by Seller and its Affiliates in the ordinary course of business to manage the operations of the Applebee’s restaurants owned by Seller or its Affiliates, including the Restaurants.
j.    Seller has not received a written notice from any Governmental Authority that any violation of any law has occurred with respect to the operation of the Restaurants or the physical condition of the Restaurants that has not been cured and to the Knowledge of Seller no such violation exists.
k.    Seller has not received a written notice from any Governmental Authority that eminent domain proceedings for the condemnation of the Restaurant facilities are pending as of the Effective Date.
l.    Seller is not a party to any pending litigation relating to the Restaurants.
m.    Seller is not a party to any written employment contracts or collective bargaining agreements with respect to the Restaurants for which Buyer will be liable. No Restaurant Employees are on strike, nor, to the Knowledge of Seller, are any Restaurant Employees threatening to strike, and there is no strike in progress in any collective bargaining unit of any union to which the Restaurant Employees belong and which relate to employment at the Restaurants. Seller does not have any Knowledge of any union organizing activity occurring with regard to any of the Restaurants during the past five (5) years.
n.    The payroll register delivered to Buyer pursuant to Section 3.5(b), is true and complete in all material respects as of the date it was prepared as identified on the payroll register.
o.    Seller has timely filed (or will timely file after giving effect to any applicable extensions) all federal, state, local and other tax returns, reports, declarations and applications related to Taxes (“Returns”) required to be filed by Seller for all periods up to and including the Closing Date. All Returns are, or if not yet filed will be, true, accurate, and complete in all material respects and reflect all Taxes payable by Seller. Seller’s Returns have not been audited by any Governmental Authority within the three (3) years prior to the Effective Date. Seller has paid (or will timely pay) all Taxes which are due and payable (or which relate to any period prior to the Closing Date) or for which assessments have been received prior to the Closing Date. There are no audits, suits, actions, claims, investigations, inquiries, or proceedings pending or to Seller’s Knowledge, threatened, against Seller with respect to Taxes, nor has any deficiency or claim for any Taxes been imposed or assessed. Seller has not received any notices of deficiencies, adjustments, or changes in assessments with respect to any Taxes. Seller has not waived any statute of limitations with respect to any taxable year. There is no agreement, waiver, or consent providing for an extension of time with respect to the assessment of any Taxes against Seller.
p.    The Disclosure Schedule contains a true and complete list of each pension, profit sharing, other deferred compensation, bonus, incentive compensation, stock purchase, stock option, supplemental retirement, severance or termination pay, medical, hospitalization, life insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits plan, program, arrangement or contract, and each other employee benefit plan, program, arrangement or contract, currently maintained, contributed to, or required to be contributed to, by Seller or any Related Party (hereinafter defined) for the benefit of any Restaurant Employee, whether or not any of the foregoing is funded, whether formal or informal, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and whether legally binding or not (collectively, the “Benefit Plans”). Seller has delivered to Buyer, with respect to each Benefit Plan, as applicable, (1) true and complete copies of all documents embodying each Benefit Plan including, without limitation, the plan and trust or other funding arrangement relating thereto, summary plan descriptions, employee handbooks or personnel manuals and all amendments and supplements thereto; (2) the most recent annual report (Series 5500 and all schedules thereto), if any, required by ERISA; and (3) the most recent determination letter received from the Internal Revenue Service, if any. “Related Party” means any member of a controlled group of corporations, a group of trades or businesses under common control or an affiliated service group, within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, of Seller.
q.    Seller has provided to Buyer true and complete copies of the most recently obtained, if any, Phase I environmental site assessment in Seller’s possession with respect to each Restaurant, and, if applicable, any Phase II environmental site assessment in Seller’s possession performed as a follow up to such Phase I environmental site assessments. Except for those matters disclosed in any environmental site assessments or other reports related to the Restaurants provided by Seller to Buyer or those obtained by Buyer prior to Closing, with respect to the Restaurants, (i) Seller has not received any written notice of any violation of Environmental Laws that has not been cured; (ii) to Seller’s Knowledge, Seller is in material compliance with all applicable Environmental Laws, (iii) there are no Environmental Claims pending or, to the Knowledge of Seller, threatened against Seller and (iv) to Seller’s Knowledge, Seller has not Released any Hazardous Materials at, on, under or from any of the Restaurants in a manner that would reasonably be expected to result in an Environmental Claim against the Seller or Buyer.
The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written or oral notices of noncompliance by or from any Governmental Authority alleging liability arising out of the Release of or exposure to any Hazardous Material or the failure to comply with any Environmental Law. For the purpose of this Agreement, the term “Hazardous Materials” means any substance defined as “hazardous substances,” “hazardous air pollutant,” “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “toxic chemicals,” “petroleum or petroleum products,” “toxics,” “hazardous chemicals,” “extremely hazardous substances,” “pesticides” or related materials, including, but not limited to, radon and asbestos, as now, in the past, or hereafter defined in any applicable federal, state or local law, regulation, ordinance, policy or directive, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et. seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 1101 et. seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et. seq.; the Hazardous Materials Transportation Act of 1974, 49 U.S.C. § 1801 et. seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et. seq.; the Clean Air Act, 42 U.S.C. § 4701 et. seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et. seq.; the Safe Drinking Water Act, 42 U.S.C. § 3001 et. seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et. seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et. seq.; and any laws regulating the use of biological agents or substances including medical or infectious wastes and the corresponding State laws, regulations and local ordinances, etc. which may be applicable, (“Environmental Laws”) as any such acts may be amended, provided that in all cases Environmental Laws shall not include general health code requirements and related health and safety laws, rules and regulations. The term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or passive migration into or through the environment.
Section 5.2    Buyer’s Representations and Warranties    . Buyer represents and warrants to Seller that:

a.    Buyer is duly organized, validly existing, and in good standing under the laws of its state of formation and is qualified to do business and in good standing in all jurisdictions where its activities so require.
b.    Buyer has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver the Conveyance Documents and all other documents which are contemplated by this Agreement and all actions of Buyer necessary to confer such power and authority upon the persons executing this Agreement and the Conveyance Documents and all other documents which are contemplated by this Agreement on behalf of Buyer have been taken. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization or similar laws of general application in effect relating to or affecting the rights of creditors, generally and to general rules of equity.
c.    Buyer’s execution, delivery and performance of this Agreement, the Conveyance Documents and all other documents which are contemplated by this Agreement will not (i) violate or result in a breach of any term of Buyer’s organizational documents, (ii) result in a breach of or constitute a default under any term in any agreement or other instrument to which Buyer is a party, such default having not been previously waived by the other party to such agreements, (iii) violate any law or any order, rule or regulation applicable to Buyer, of any court or of any Governmental Authority having jurisdiction over Buyer or its properties, or (iv) result in the creation or imposition of any lien or encumbrance upon any of the Assets.
d.    Buyer has the financial capacity to perform all of its obligations under this Agreement and Buyer will have available at Closing all funds, commitments, resources and capabilities necessary to pay the Purchase Price and any other amounts contemplated by this Agreement.
e.    Buyer, TSFR Apple Holdings LLC and TSFR Apple Investment LLC were formed solely for purposes of completing the transactions contemplated herein and have not had regularly prepared balance sheets prior to the Effective Date. Buyer is not aware of any reason why Buyer would not be qualified by the MLCC to acquire the Liquor Licenses from Seller.
Section 5.3    Updating Seller’s Representations    .

a.    From time to time on or before the Closing, Seller may update the Disclosure Schedule to reflect any additional matters that would otherwise make any of the representations and warranties set forth in Section 5.1 untrue. If Buyer otherwise becomes aware during the Contract Period of any matters which make any of Seller’s representations or warranties untrue as of the Closing Date, then Buyer will promptly notify Seller of such matters. If any such matters disclosed by Seller or discovered by Buyer do not constitute a Material Adverse Change or if Buyer does not exercise its right to terminate this Agreement if such matters do constitute a Material Adverse Change, then Buyer will waive such matters and complete the purchase of the Restaurants in accordance with the terms of this Agreement and Seller will update the Disclosure Schedule to reflect such matters. Notwithstanding the foregoing, to the extent an update or updates to the Disclosure Schedule is/are made after the Effective Date and the matter reflected in such update(s) would have otherwise constituted a breach of a representation or warranty set forth in Section 5.1 as of the Effective Date, then (i) such disclosure(s) will be disregarded solely for purposes of determining whether Buyer will be entitled to indemnification as set forth in Article VI with respect to Losses suffered or incurred due to a breach of representation or warranty identified as a result of such applicable additional disclosure(s); or (ii) Buyer shall be entitled to propose an equitable adjustment to the Purchase Price based on the net present value of the reasonably anticipated financial impact on the on-going ownership and operation of the Restaurants arising due to the additional disclosure(s) by delivery of written notice to Seller within five (5) business days of any such disclosure, which notice must include an explanation of the basis for Buyer’s proposed reduction, provided that provision (ii) shall only be available to Buyer as a remedy if the net present value of such reasonably anticipated financial impact of all disclosures in the aggregate is greater than $250,000. If the remedy in provision (ii) of this paragraph is applicable and Buyer timely provides the notice described in provision (ii) of this paragraph, the parties will negotiate in good faith to reach agreement on an equitable adjustment to the Purchase Price based on the proposal in Buyer’s notice as a condition to Buyer’s obligation to close on the transactions contemplated herein. If Buyer provides a timely notice under provision (ii) of this paragraph and the parties reach agreement on an equitable adjustment to the Purchase Price, such adjustment will be Buyer’s sole remedy with respect to the applicable matters added to the Disclosure Schedule triggering Buyer’s rights under provision (ii) of this paragraph except as may be otherwise reflected in the parties agreement as to the equitable adjustments to the Purchase Price.
b.    Notwithstanding Section 5.3(a), if any updated disclosure, whenever made, (i) relates to exceptions disclosed in either a title commitment or a Title Deficiency Notice, the procedures outlined in Section 7.8 shall govern; and (ii) relates to exceptions or conditions disclosed in an Environmental Deficiency Notice or as a result of Buyer’s environmental site assessment, the procedures outlined in Section 7.7 shall govern.
c.    Except as provided in Section 4.1(m) with respect to a Material Adverse Change and except as specifically provided in this Section 5.3, Buyer will have no right to terminate this Agreement pursuant to this Section 5.3 to the extent it relates to a matter that is either disclosed in writing by Seller to Buyer or of which Buyer becomes aware, in each case, on or before the Effective Date.
Section 5.4    No Implied Representations or Warranties    . EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 5.1 OR IN ANY CONVEYANCE DOCUMENTS EXECUTED AND DELIVERED BY SELLER, SELLER, ON BEHALF OF IT AND ITS AFFILIATES, DISCLAIMS THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE ASSETS OR MATTERS AFFECTING THE ASSETS, INCLUDING THE BOUNDARIES OF THE LAND, THE FINANCIAL OR OTHER PERFORMANCE AT THE RESTAURANTS AFTER THE CLOSING, THE PHYSICAL CONDITION OF THE ASSETS OR THE RESTAURANTS (INCLUDING THE CONDITION OF THE BUILDING STRUCTURE, THE ROOF, THE ELECTRICAL, PLUMBING, AND HVAC SYSTEMS, OR THE FURNISHINGS, FIXTURES AND EQUIPMENT), PEST CONTROL MATTERS, SOIL CONDITION, HAZARDOUS WASTE, TOXIC SUBSTANCE, OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH BUILDING, HEALTH, SAFETY, LAND USE, AND ZONING LAWS, REGULATIONS AND ORDERS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, ECONOMIC PROJECTIONS, FINANCIAL DATA, EMPLOYMENT PRACTICES AND ALL OTHER INFORMATION PERTAINING TO THE ASSETS. BUYER, MOREOVER, ACKNOWLEDGES (1) THAT BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC, AND LEGAL CONDITION OF THE ASSETS AND (2) THAT BUYER IS NOT RELYING UPON ANY STATEMENTS, INFORMATION, REPORTS, REPRESENTATIONS, OR WARRANTIES (OTHER THAN THOSE SPECIFICALLY SET FORTH IN SECTION 5.1 OR IN ANY CONVEYANCE DOCUMENTS EXECUTED AND DELIVERED BY SELLER), MADE BY SELLER, FRANCHISOR OR ANYONE ACTING OR CLAIMING TO ACT ON BEHALF OF SELLER OR FRANCHISOR CONCERNING THE ASSETS OR THE OPERATION OF THE RESTAURANTS, INCLUDING THE RESTAURANT EMPLOYEES, OR CONTAINED IN ANY COPIES OF MANAGEMENT PERSONNEL DATA PROVIDED TO BUYER WITH RESPECT TO THE RESTAURANT EMPLOYEES. BUYER FURTHER ACKNOWLEDGES THAT IT HAS NOT RECEIVED FROM SELLER OR ITS AFFILIATES ANY ACCOUNTING, TAX, LEGAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT, OR OTHER ADVICE WITH RESPECT TO THIS TRANSACTION AND IS RELYING SOLELY UPON THE ADVICE OF ITS OWN ACCOUNTING, TAX, LEGAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT, AND OTHER ADVISORS. SUBJECT TO THE PROVISIONS OF SECTION 5.1 AND ANY CONVEYANCE DOCUMENT EXECUTED AND DELIVERED BY SELLER, BUYER WILL PURCHASE THE ASSETS IN THEIR “AS IS”, “WHERE-IS” AND “WITH-ALL FAULTS” CONDITION ON THE CLOSING DATE WITHOUT ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) AND ASSUMES THE RISK THAT ADVERSE PHYSICAL, ENVIRONMENTAL, ECONOMIC, OR LEGAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION.
ARTICLE VI

INDEMNIFICATION

Section 6.1    Limitations on Representations, Warranties and Covenants    . No claim based on a breach of representation, warranty or covenant contained in this Agreement or in any document executed by the parties pursuant to this Agreement may be made against Seller on or after the first anniversary of the Closing Date (the “Limitation Period”). The aggregate liability of Seller under this Agreement for such matters shall be limited to 10% of the Purchase Price (the “Cap”) and will not accrue unless or until the aggregate amount of liability under this Agreement (as to both parties constituting Seller and not individually with respect to each Seller) exceeds $250,000 and then, only to the extent such claims exceed $250,000 (the “Basket”). The Limitation Period will apply to known as well as unknown breaches of representations, warranties and covenants. Each party acknowledges that the Closing of this transaction will constitute a waiver of any breach of representations, warranties or covenants by a breaching party arising out of matters disclosed in writing to or which are otherwise known by the non-breaching party on or before the Closing Date.

Section 6.2    Indemnification by Seller and Franchisor for Breach of Representation, Warranty or Covenants    . Subject to the Closing having occurred and the limitations set forth in Section 6.1, which limitations, including the Limitation Period, the Basket and the Cap will apply only to any indemnification claim under this Section 6.2, Seller and Franchisor jointly and severally agree to protect, defend, indemnify, and hold Buyer, its successors and assigns and their respective officers, directors, shareholders and members (each, a “Buyer Indemnitee”), harmless from and against any and all causes of action, claims, losses, liabilities, liens, damages, costs, expenses, demands and obligations (including reasonable attorneys’ fees) (collectively, “Losses”) asserted against, suffered or incurred by a Buyer Indemnitee that directly arise or result from any misrepresentation, breach of representation or warranty or nonfulfillment of any covenant made by Seller in this Agreement. Notwithstanding anything to the contrary contained in this Agreement (and without removing from Franchisor the benefit of the Basket or the Cap), Franchisor’s maximum aggregate liability to Buyer Indemnitees under this Article VI is $12,000,000.
Section 6.3    Indemnification by Seller and Franchisor for Pre-Closing Liabilities.
a.    It is acknowledged and agreed that Buyer is purchasing only the Assets and shall not be liable for any Pre-Closing Liabilities. Seller and Franchisor jointly and severally agree to protect, defend, indemnify and hold the Buyer Indemnitee harmless from and against any and all Losses asserted against, suffered or incurred by a Buyer Indemnitee that directly arise or result from the Pre-Closing Liabilities, including, but not limited to, the obligations set forth in Section 3.5(a); provided, however, neither Seller nor Franchisor will have an indemnification obligation to the extent the Losses relate to any condition of the Assets or the Restaurants prior to the Closing.
b.    The indemnity set forth in this Section 6.3 is not subject to the limitations set forth in Section 6.1 and shall survive Closing.
Section 6.4    Indemnification by Buyer    . Buyer agrees to protect, defend, indemnify, and hold Seller, its successors and assigns, and their respective officers, directors, shareholders and members (each, a “Seller Indemnitee”), harmless from and against any and all Losses asserted against, suffered or incurred by a Seller Indemnitee that directly arise or result from:

a.    Any misrepresentation, breach of representation or warranty or nonfulfillment of any covenant made by Buyer in this Agreement;
b.    Ownership and operation of the Assets, including the Restaurants, from and after the Closing;
c.    Failure to pay or otherwise satisfy the Assumed Liabilities;
d.    Use, maintenance or disclosure, inadvertent or otherwise, of data regarding the Restaurant Employees left in the Restaurants after the Closing; and
e.    Use of any software that remains loaded on the computers in the Restaurants after the Closing to the extent such software is an Excluded Asset.
Section 6.5    Exclusive Remedy and Limitation of Liability. From and after the Closing, none of the parties hereto shall be liable or responsible in any manner whatsoever to the other parties hereto, whether for indemnification or otherwise, except for indemnity as expressly provided in this Article VI and except as otherwise expressly contemplated in Sections 3.3, 8.3 and 9.1, which provides the exclusive remedy and cause of action of the parties hereto with respect to any matter arising out of or in connection with the purchase, sale, ownership or operation of the Assets, including the ownership and operation of the Restaurants; provided however, a party shall be entitled to seek specific performance or injunctive relief with respect to post-closing obligations of the parties. Except as provided herein, each of the parties hereby waives, to the fullest extent permitted under applicable law, any and all rights it may have to seek punitive or consequential damages from the other parties hereto (except in the case where a third party has been awarded such damages), and waives, releases and agrees not to make any claim or bring any contribution, cost recovery or other action against the other parties or any of their respective successors or assigns or any controlling person or other affiliate of the other parties, under common law or any federal, state or local law or regulation now existing or hereafter enacted which seeks to allocate liabilities between Buyer and Seller in a different manner than as expressly set forth in this Agreement. Notwithstanding the foregoing, nothing contained in this Article VI shall be deemed to modify or otherwise affect the relationship between Franchisor and Buyer or its Affiliates, as applicable, under the Applebee’s Development Agreement and/or the Applebee’s Franchise Agreements, including, in each case, any indemnification obligations contained therein.

Section 6.6    Indemnification Procedures    .

a.    In the event that any claim shall be asserted by any person in respect of which payment may be sought under Section 6.2, Section 6.3 or Section 6.4 (each, a “Claim”), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. In the case of third party actions, the indemnifying party shall have the right, to have sole control at its own expense, to be represented by counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses entitled to indemnity under this Agreement; provided, however, that (i) the indemnifying party shall obtain the prior written approval of the indemnified party, which approval shall not be unreasonably withheld, conditioned or delayed, before entering into any settlement, adjustment or compromise of such Claim, or ceasing to defend against such Claim if pursuant thereto or as a result thereof, injunctive or other equitable relief would be imposed upon the indemnified party and (ii) the indemnified party shall cooperate with the reasonable requests of the indemnifying party in connection with such Claim. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim asserted by a third party which relates to any Losses indemnified against hereunder, it shall within ten (10) business days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against any Claim which relates to any Losses indemnified against hereunder or fails to notify the indemnified party of its election as herein provided, the indemnified party may defend against such Claim. If the indemnified party defends any Claim asserted by a third party and is entitled to indemnity under this Agreement, then the indemnifying party shall reimburse the indemnified party for the expenses and reasonable attorneys fees of defending such Claim upon submission of periodic bills (no less than monthly). If the indemnifying party shall assume the defense of any Claim asserted by a third party, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the indemnifying party (i) if so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that (A) the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim and (B) to the extent the Claim relates to events or circumstances that existed for periods of time pre-Closing and post-Closing no conflict shall be deemed to exist solely for purposes of this Section 6.6(a). The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any such Claim. The indemnifying party shall not be liable under this Article VI for any settlement, adjustment or compromise of any third party Claim effected by the indemnified party without the indemnifying party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.
b.    The amount of Losses for which an indemnified party is entitled to indemnification under this Agreement will be reduced by the amount of (i) all insurance policy proceeds received by such indemnified party and (ii) any indemnification, contribution or other similar payment recovered by such indemnified party from any third party, in each case, in connection with the Losses for which indemnification is sought.
c.    After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.
d.    The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.
e.    The failure of the indemnifying party to timely give notice of its intent to defend a Claim under subsection shall not release, waive or otherwise affect the indemnifying party’s rights with respect thereto except to the extent that the indemnified party can demonstrate actual loss and prejudice as a result of such failure.
ARTICLE VII

COVENANTS

Section 7.1    Seller’s Covenants    . Without the prior written consent of Buyer, during the Contract Period, Seller covenants, as follows:

a.    Seller will operate and maintain the Restaurants in the ordinary and usual manner, consistent with past practices of Seller or its Affiliates including, but not limited to, past practices with respect to (i) quantities of Food and Beverage Inventory and Supplies; (ii) the amount of cash on hand at the Restaurants, (iii) Restaurant Employees and (iv) insurance coverages.
b.    Seller will not solicit any other offers, entertain any offers or negotiate with any other parties involving the sale of the Restaurants.
c.    Seller will use commercially reasonable efforts to assist Buyer with the assumption, transfer or reissuance of any Permits required for the operation of the Restaurants.
d.    Prior to the transfer of the Liquor Licenses to Buyer, Seller shall promptly resolve: (i) any complaint filed by the MLCC alleging a violation of the Michigan Liquor Control Code and/or MLCC Administrative Rules that occurred prior to Closing, and (ii) any Fundamental Issues Notice to Seller and any open investigations or document requests by the MLCC in connection with the investigation of Seller as it relates to the transfer of the Liquor Licenses to Buyer. Seller will use commercially reasonable efforts to assist Buyer in obtaining all approvals for the transfer of the Liquor Licenses by the MLCC from Seller to Buyer prior to the Closing. Seller expressly agrees to join in any applications, petitions or other documents, including assignments of interest in, and bills of sale for, the Liquor Licenses, and to sign any amendment to this Agreement or other agreements that are requested by the MLCC and necessary to comply with the Michigan Liquor Control Code and administrative rules promulgated thereunder so long as any such documents or requested amendments, as applicable, do not alter the material terms of this Agreement. Seller will also timely provide documents necessary to complete the transfer of the Liquor Licenses from Seller to Buyer including, but not limited to, copies of the Real Property Leases. This obligation shall survive the Closing.
e.    Seller will not sell, lease, license, surrender, relinquish or dispose of, or transfer any of the Assets except in the ordinary course of business, the sale of Food and Beverage Inventory, use of Supplies, repair and replacement of FF&E and borrowing under Seller’s existing credit facilities; provided, however, Seller may (i) pledge, mortgage or grant a Lien against any or all of the Assets as security for any indebtedness or other obligation (direct, contingent or otherwise) of Seller or its Affiliates, whether now or hereafter arising, so long as such Lien(s) are released with respect to the Assets on or before the Closing or (ii) terminate or not renew any or all of the Assumed Contracts so long as such action does not materially and adversely affect Buyer’s rights or obligations as of the Closing Date, including any material increase in either the costs of the type of products or services subject to such Assumed Contracts or the length of notice required to terminate any replacement relationship for such Assumed Contracts.
f.    Seller will not amend any Real Property Lease in a manner that would materially and adversely affect Buyer’s rights or obligations as of the Closing Date, including increases in rent or changes in the length of the term of such Real Property Lease.
g.    Seller will not remodel or make any material alteration to any of the Restaurants except as required hereunder pursuant to Section 8.3 or Section 9.1.
h.    Seller will use commercially reasonable efforts to assist Buyer in obtaining estoppel certificates from the Landlords substantially in the form attached hereto as Exhibit H or the form required by the applicable Real Property Lease and, to the extent requested by Buyer, subordination, non-disturbance and attornment agreements from all holders of mortgages encumbering the property subject to the Real Property Leases.
Section 7.2    Buyer’s Covenants    . Buyer covenants as follows:

a.    Buyer will cooperate with Seller and use its commercially reasonable efforts to assist Seller in obtaining any third party consents necessary for Seller to assign Buyer the Assumed Contracts and the Real Property Leases.
b.    At or prior to Closing, as applicable, Buyer or its Affiliates will satisfy the requirements set forth on Schedule 7.2(b) of this Agreement.
c.    Buyer will use commercially reasonable efforts to cause the Landlords to release Seller and its Affiliates from guarantees, tenant liabilities or other contingent liabilities under the Real Property Leases for the period of time from and after Closing.
d.    If Seller, Franchisor or any of their respective Affiliates has any continuing financial or other obligation, whether contingent or otherwise, under any Real Property Lease after the Closing Date, neither Buyer nor any of its Affiliates shall (i) assign or transfer any such Real Property Leases, lease or the leasehold estate constituting any portion of the Assets; or (ii) renew or extend any Real Property Lease (except pursuant to the terms of existing options under such Real Property Lease as of the Closing), sublease or allow any person other than Buyer or Franchisor, its employees, agents, servants, invitees and designees to occupy or use the Restaurant premises or any portion thereof, without, in each such case, either procuring the release of the Seller, Franchisor or any of their respective Affiliates, as applicable, from the continuing obligation from and after the date of the assignment, transfer, renewal, extension or sublease or obtaining the express prior written consent of Seller, which consent shall be at Seller’s sole and absolute discretion. Any attempt to do any of the foregoing without such written consent shall be null and void. If Buyer requests Seller’s consent, the request will be in writing specifying the renewal or extension; the identity of the proposed assignee or sub-lessee; the duration of said desired sublease, renewal or extension; the date same is to occur; the exact location of the space affected thereby and the proposed rentals on a square foot basis chargeable thereunder. Such request for Seller’s consent shall be submitted to Seller at least fifteen (15) days in advance of the date on which Buyer desires to make such renewal, assignment or sublease or allow such occupancy or use or other action that requires Seller’s consent.
e.    Buyer and its Affiliates will continue to use the point of sale systems in the Restaurants for a minimum of two weeks after the Closing in substantially the same manner as used prior to the Closing.
f.    From and after the Closing, Buyer will continue to implement and report the results of the product and/or program tests described on Schedule 7.2(f) with respect to the Restaurants for the time periods and pursuant to the parameters specified on Schedule 7.2(f).
g.    From and after the Closing, Buyer will promptly forward (but in no event more than five (5) business days after receipt) all correspondence or other legal notices addressed to Seller that relate to events occurring prior to the Closing and which do not constitute Assumed Liabilities.
h.    On or before March 31, 2013, Buyer will complete the remodel of Restaurant #58023 (Cascade/Grand Rapids) required pursuant to the terms of the Real Property Lease for such Restaurant.
i.    Any contact made with a Landlord by Buyer and any negotiations entered into between Buyer and a Landlord prior to the Closing Date will be made and conducted in strict compliance with the terms of that certain letter agreement, dated as of May 17, 2012, between King Venture, Inc. and Seller. Buyer acknowledges and agrees that any breach of such letter agreement by Buyer, King Venture, Inc. or their respective representatives will be deemed a breach of the covenant made by Buyer in this Section 7.2(i).
Section 7.3    Franchisor’s Approval    . The parties acknowledge and agree that on or before the Effective Date, Franchisor has approved Buyer’s acquisition of the Restaurants pursuant to the terms hereof based upon the condition that the equity, ownership and operating structure of Buyer will be substantially the same as set forth in the consent letter issued by Franchisor to Buyer as of the Effective Date (“Franchisor Consent Letter”) and satisfaction of certain other conditions set forth in the Franchisor Consent Letter.
Section 7.4    Release of Guarantees    . Buyer agrees to satisfy the requirements set forth on Schedule 7.4 to release Seller or its Affiliates from obligations under the Real Property Leases after the Closing Date.

Section 7.5    Insurance    . Seller’s existing insurance policies, as they affect the Restaurants, will be canceled as of the Closing Date, and Seller will receive any premium refund due.

Section 7.6    Liquor License Consent Process    . Buyer agrees to use its commercially reasonable efforts to obtain the approval of the Michigan Liquor Control Commission (“MLCC”) for the transfer of the Liquor Licenses from Seller to Buyer in an expeditious manner prior to the Closing. Specifically, Buyer and Seller agree to the following:
a.    In accordance with the requirements of applicable law and practice, Buyer agrees to apply to transfer ownership of the Liquor Licenses from Seller to Buyer. Buyer, at its sole cost and expense, shall be responsible for preparing and filing any and all liquor license applications with the MLCC and any other applicable Governmental Authority. Seller shall cooperate with Buyer in the transfer of the Liquor Licenses, which includes but is not limited to: (i) the renewal of the Liquor Licenses in Seller’s name (but at Buyer’s expense) until the MLCC approves the transfer of the Liquor Licenses to Buyer and the Liquor Licenses are transferred by the MLCC into Buyer’s name, (ii) the execution or delivery by Seller of any documents required to be executed or delivered, as applicable, by Seller under Section 7.1(d), and (iii) the participation in any investigations of the transfer of the Liquor Licenses, if required, by any state or local agencies. Such cooperation will be at Buyer's expense.
b.    No later than thirty (30) days following execution of this Agreement Buyer shall complete and file the applications required to transfer the Liquor Licenses from Seller to Buyer and shall immediately provide copies of the same to Seller. Buyer may redact sensitive personal information of officers, directors and shareholders from said applications before providing copies to Seller.
c.    To the extent non-liquor permits and/or licenses, hearings, tax clearances, inspections, notice advertising and/or other prerequisites are required prior to (i) filing applications for the transfer of the Liquor Licenses, (ii) the approval of such applications, or (iii) the operation of the Restaurants after the Closing, Buyer shall file any and all applications or requests in a timely manner and shall diligently pursue and use its best efforts to satisfy such prerequisites.
d.    Buyer shall pursue approval of the transfer of the Liquor Licenses with all reasonable diligence. Buyer shall provide all required information and documentation to the MLCC upon filing and as requested during the Liquor License transfer process. Buyer shall promptly respond to all MLCC requests for additional information and documentation. At the time that the MLCC approves the transfer of the Liquor Licenses to Buyer and the Liquor Licenses are transferred by the MLCC into Buyer’s name, Buyer shall immediately forward copies of the same to Seller.
e.    Within five (5) business days after the Effective Date, Seller will file an application with the MLCC requesting the approval of the IPA and the issuance of Participation Permits to Seller at Closing allowing Buyer to participate in the sale of alcoholic beverages under the Liquor Licenses subject to the terms of the IPA. Buyer and Seller acknowledge that the IPA is subject to the review and approval of the MLCC. The parties agree to take all steps that are reasonably necessary to obtain approval of the IPA by the MLCC so long as such steps do not materially alter the terms of the IPA or this Agreement. In the event that the MLCC does not approve the IPA or requires modifications to the IPA, the parties agree to work together to adopt such modifications or revisions as are necessary to obtain approval of the IPA by the MLCC so long as the changes requested by the MLCC do not materially alter the terms of the IPA or this Agreement.
f.    If the transfer of one or more of the Liquor Licenses to Buyer from Seller has not been approved by the MLCC on or before the Closing Date, Seller and Buyer will execute the IPA at the Closing. If the MLCC requires the IPA to be executed prior to Closing as part of its consideration of approval of the IPA and the issuance of Participation Permits to Seller at Closing as described in Section 7.6(e), Seller and Buyer agree to promptly execute the IPA and deliver it to the MLCC and the parties agree that the IPA will only be effective as of the Closing to the extent that (i) the Participation Permits have been granted by the LMCC and (ii) the transfer of one or more of the Liquor Licenses from Seller to Buyer has not yet been approved by the MLCC. For purposes of clarification, if the MLCC has not approved the transfer of one or more of the Liquor Licenses from Seller to Buyer as of the Closing, such Liquor License(s) will be deemed to be Excluded Assets until such time as the MLCC approves the transfer of such Liquor License(s) and Buyer and Seller shall continue to cooperate to effectuate such transfer.
The obligations of the parties set forth in this Section 7.6 will survive the Closing.
Section 7.7    Environmental Assessment    . On or before the sixtieth (60th) day following the Effective Date, Buyer will notify Seller, in writing, of any material conditions or exceptions that do not reasonably satisfy Buyer and its lenders as a result of Buyer’s environmental site assessment of the Restaurants (“Environmental Deficiency Notice”). After receipt of an Environmental Deficiency Notice from Buyer, Seller may then elect, by written notice given within ten (10) days following such notice (“Environmental Notice Period”) that Seller agrees to remediate or otherwise cure such conditions in accordance with the plan approved by Buyer as set forth below prior to the Closing Date. If Seller does not elect to so repair or cure the conditions by written notification within the Environmental Notice Period, Buyer will have the right to terminate this Agreement pursuant to Section 9.2(e) by notifying Seller, in writing, within ten (10) days following the Environmental Notice Period. If Buyer does not terminate this Agreement, Buyer will be deemed to waive the condition or exception. If Seller elects to repair or otherwise cure such conditions identified in the Environmental Deficiency Notice, any such repair or cure will be conducted pursuant to a plan approved by Buyer, which approval will not be unreasonably withheld, conditioned or delayed. Seller may elect to extend the Environmental Notice Period by up to an additional twenty (20) days if Seller determines such extension is necessary to prepare a plan for Buyer’s approval as contemplated in this Section 7.7. Seller may make such election by providing notice to Buyer on or before the expiration of the Environmental Notice Period.
Section 7.8    Title Review and Survey    . Within thirty (30) days following the Effective Date, Seller will deliver to Buyer commitments for the title policies required to be delivered pursuant to Section 4.1(d) issued by the Title Company; provided, however, Seller will not be deemed to have breached or failed to perform this obligation so long as Seller has ordered commitments for such title policies from Title Company on or before three (3) business days following the Effective Date and informs the Title Company that the title commitments are expected to be delivered no later than thirty (30) days following the Effective Date. Buyer shall order surveys, to the extent Buyer elects to do so, within fifteen (15) days following the Delivery Threshold with respect to the commitments associated with such Delivery Threshold. On or before the thirtieth (30th) day following each Delivery Threshold, Buyer shall notify Seller, in writing, of any material conditions or exceptions that do not reasonably satisfy Buyer or its lenders following review of the title commitments and surveys for the Restaurants included in such Delivery Threshold (to the extent that Buyer elects or is required to obtain surveys) (each such notice, a “Title Deficiency Notice”). After receipt of a Title Deficiency Notice from Buyer, Seller may then elect, by written notice given within twenty (20) days (each such period, a “Title Notice Period”) following such notice that Seller agrees to cure such exceptions prior to the Closing Date. If Seller does not elect to cure such or any exception by written notification within the applicable Title Notice Period, Buyer shall have the right to terminate this Agreement pursuant to Section 9.2(e) by notifying Seller, in writing, within ten (10) days following the applicable Title Notice Period. If Buyer does not timely terminate this Agreement, Buyer shall be deemed to waive the condition or exception. The exceptions to which Buyer does not issue a Title Deficiency Notice or which are waived pursuant to the immediately preceding sentence are “Permitted Exceptions”. Buyer acknowledges and agrees that the standard survey exception (and other standard exceptions that would be removed with a survey) will be deemed a Permitted Exception unless Buyer provides a survey, survey update or other documentation to the Title Company sufficient to delete such Permitted Exception. Notwithstanding anything to the contrary contained herein, Buyer agrees that the absence of a subordination, non-disturbance and attornment agreement from the holder of any mortgages encumbering the property subject to the Real Property Leases (or a form of such agreement that is not acceptable to Buyer) shall not constitute a material condition or exception that may be cited in a Title Deficiency Notice unless a foreclosure or other enforcement action is pending.
ARTICLE VIII

CLOSING

Section 8.1    Closing Procedure    . The closing of the transactions contemplated by this Agreement (“Closing”) will take place at the offices of Seller at 8140 Ward Parkway, Kansas City, Missouri 64114 or at another location mutually agreeable to Buyer and Seller within fourteen (14) days following the satisfaction or waiver of the conditions precedent set forth in Article IV of this Agreement or such other date as may be mutually agreed between Buyer and Seller, provided that the Closing will take place no later than the Outside Date.
Section 8.2    Costs and Expenses    . Whether or not the Closing takes place, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expense. Seller will be responsible for the payment of (a) any sales, use, transfer, documentary or other taxes due on the transfer of the Restaurants and the Assets from Seller to Buyer (provided, that Buyer will pay any taxes, filing fees or recording costs incurred in connection with, or as a result of, Buyer’s financing) and (b) the costs of title commitments and a standard coverage leasehold policy of title insurance for each Restaurant other than the Restaurants set forth on Schedule 4.1(d), for which leasehold policies will not be required (Buyer shall pay for extended coverage title policies, if desired, and any lender policies). Buyer and Seller acknowledge that no bulk sales law is applicable to this transaction. Buyer will be responsible for obtaining any Permits required to operate the Restaurants and will bear the costs associated with obtaining such Permits (including costs of transfer relating to Liquor Licenses, if applicable) and its due diligence activities relating to the contemplated transaction (including any costs relating to the conduct of inspections, investigations, environmental assessments and surveys). Buyer and Seller will share equally the costs associated with engaging the Title Company for the escrow arrangement contemplated in Section 3.2 and any additional closing costs relating to the use of the Title Company to coordinate Closing activities (excluding costs relating to Buyer’s financing, which will be Buyer’s responsibility).

Section 8.3    Pre-Closing Inspection. Buyer shall be entitled to conduct an inspection of the physical condition of the Restaurants prior to Closing in order to confirm that the condition of the Restaurants has not changed since Buyer conducted its original inspections. If the condition of the Restaurants has materially changed since the date of Buyer’s original inspection, Buyer shall prepare a list of those physical plant items that caused the material change, normal wear and tear excepted. Seller will repair, or cause the repair of, such items to good working condition before Closing and all such repairs will be conducted in a first-class, workmanlike manner. If such repairs cannot be completed before Closing, Buyer will close at such time as contemplated hereunder and Seller will promptly repair, weather conditions permitting, such items at Seller’s cost and expense after Closing unless otherwise agreed by Buyer and Seller in such manner as to not unreasonably disrupt, or interfere with, the operation of the Restaurants. If Seller fails to complete such repairs within thirty (30) days after Closing (subject to reasonable extensions due to inclement weather), Buyer may do so and Seller shall reimburse Buyer for the reasonable costs thereof within fifteen (15) days after Buyer’s written demand, which shall be accompanied by back up documents substantiating the expenditures.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Casualty or Condemnation    . During the Contract Period: if, prior to Closing, any of the Improvements are substantially damaged (if the cost to repair the damage to the Improvements relating to a Restaurant shall exceed $250,000, the damage shall be deemed substantial with respect to such Restaurant for purposes of this Agreement) or destroyed by fire, the elements or any cause, Seller shall promptly notify Buyer of said damage or destruction, in writing (“Contract Period Damage Notice”). Notwithstanding anything herein to the contrary, Buyer is bound to purchase the Restaurants for the Purchase Price as required by the terms of this Agreement without regard to the occurrence during the Contract Period of such substantial damage to or destruction of the Improvements related to such Restaurant provided such substantial damage or destruction does not exist with respect to more than eight (8) Restaurants (“Contract Period Damage”). If such substantial damage or destruction exists with respect to more than eight (8) Restaurants, Buyer may terminate this Agreement pursuant to Section 9.2. If such damage or destruction does not exist with respect to more than eight (8) Restaurants, or if Buyer does not elect to terminate this Agreement, Seller shall elect, by written notice (“Seller Damage Election”) within thirty (30) days following the Contract Period Damage Notice with respect to a Restaurant(s), either to (1) repair the affected Restaurant(s) prior to Closing Date to the same or similar condition the Restaurant(s) existed prior to the applicable damage or destruction and proceed to close the transaction as contemplated herein on the Closing Date or (2) exclude the affected Restaurant(s) from the Closing, and convey such Restaurant subsequent to the Closing as provided below in this Section 9.1. If Seller exercises the option in provision (2) above with respect to one or more Restaurants, (A) the Purchase Price payable at Closing will be reduced by that portion of the Purchase Price allocated to such Restaurant(s) in Schedule 3.4; (B) Seller will retain title to the affected Restaurant(s) and the Assets associated therewith and (C) Seller will repair the Restaurant(s) to the same or similar condition the Restaurant(s) existed prior to the applicable damage or destruction and convey title to such Restaurant(s) to Buyer within six (6) months after the Closing Date at which time Buyer shall pay the deferred portion of the Purchase Price. If Seller does not repair the Restaurant(s) and convey title to Buyer within six (6) months from the Closing Date, Seller shall have no further obligation to convey such Restaurant and Buyer shall have no obligation to pay to Seller such deferred portion of the Purchase Price. For purposes of clarification, Seller’s payment or obligation to make the payment in the immediately preceding sentence will not be subject to the Basket or apply toward the Cap. If a Restaurant is open for business prior to Closing even though Seller has not completed the repairs to the Restaurant necessary to restore it to the same or similar condition in which the Restaurant existed prior to the applicable damage or destruction, then, notwithstanding any Seller Damage Election to the contrary, it shall be Buyer’s election as to whether the Restaurant will be included in the Closing and, if Buyer shall so elect to include the Restaurant, Seller will complete the repairs necessary to restore the Restaurant to the same or similar condition in which the Restaurant existed prior to the applicable damage or destruction within three (3) months after the Closing and Buyer will cooperate with Seller to give Seller or its representatives reasonable access to the Restaurant to complete the repairs.
Section 9.2    Termination    . Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

a.    by mutual written consent of Buyer and Seller;
b.    by Buyer or Seller if the Closing shall not have occurred by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.2(b) shall not be available to any party whose failure to perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;
c.    by Buyer or Seller, if any court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the payment of the Purchase Price and such order, decree, ruling or other action shall have become final and non-appealable;
d.    by either Buyer or Seller if the other party is in material breach of this Agreement and such breach is not cured by the breaching party within thirty (30) days after receiving written notice thereof from the non-breaching party, or, if such breach cannot be reasonably cured within such thirty (30) day period, then an additional reasonable time period, but in no event longer than ninety (90) days, so long as such cure has been commenced within such thirty (30) day period and is being diligently pursued; provided, however, (i) the cure period for any breach shall not extend past the Outside Date; and (ii) no notice and cure shall be required in connection with a breach by Buyer of its obligations under Section 7.2(b) hereof, a breach of which will be deemed a material breach; or
e.    by Buyer, pursuant to Section 5.3, 7.7, 7.8 or 9.1.
In the event of termination of this Agreement pursuant to this Section 9.2, the parties acknowledge and agree that neither party shall have any liability nor further obligation to any other party, except as provided in Section 3.6 (relating to indemnification arising from Buyer’s exercise of its access rights), Section 9.2, Section 9.3 and Section 9.11.
If this Agreement is terminated by Seller (a) pursuant to Section 9.2(d), or (b) due to Buyer’s failure to close on the Closing Date after the satisfaction or waiver by Buyer of all of Buyer’s conditions set forth in Section 4.1, in each case, the Escrowed Funds shall be delivered to Seller. If the Agreement is terminated for any other reason, the Escrowed Funds shall be delivered to Buyer.
If this Agreement is terminated by Buyer pursuant to Section 9.2(d), Buyer shall have all rights and remedies available at law or in equity.
Section 9.3    Broker’s and Finder’s Fees    . Each party to this Agreement warrants to the other that no person or entity can properly claim a right to a broker’s or finder’s fee, based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party will indemnify and defend the other against and hold the other harmless from any and all loss, cost, liability, or expense (including reasonable attorneys’ fees and returned commissions) resulting from any such claim by any person or entity based upon such acts. The foregoing indemnity shall not be subject to the limitations set forth in Section 6.1,

Section 9.4    Successors and Assigns    . Buyer may not assign any of Buyer’s rights or duties under this Agreement, except to an Affiliate of Buyer approved by Franchisor, without the prior written consent of Seller. This Agreement will inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns.
Section 9.5    Notices    . All notices required or permitted under this Agreement must be in writing and must be (i) personally delivered, (ii) sent by certified mail with return-receipt requested, (iii) sent by facsimile, (iv) sent by email or (v) sent by other means which affords the sender evidence of delivery, attempted delivery, or rejected delivery, to the respective parties at the addresses, facsimile numbers or e-mail addresses set forth in the Basic Information, unless and until a different street address, fax number or email address is designated by notice to the other party. Any notice by means which affords the sender evidence of delivery, attempted delivery, or rejected delivery will be deemed to have been given and received at the date and time of receipt, attempted delivery, or rejected delivery; provided, however, any notice by fax or email must have evidence of delivery. A “read-receipt” received for an e-mail delivery and a fax confirmation page from the sender’s fax machine will be deemed evidence of delivery for notices sent by e-mail or fax, as applicable.

Section 9.6    Possession; Records Retention    . Possession of the Restaurants will be delivered to Buyer on the Closing Date. Seller may retain copies of any records included in the Assets.

Section 9.7    Incorporation by Reference; Entire Agreement    . All of the exhibits and schedules referred in this Agreement are incorporated in and made a part of this Agreement. This Agreement contains the entire understanding of the parties and supersedes all other written or oral understandings. As between Buyer and Seller, to the extent of any conflict between the terms of this Agreement and the terms of any exhibit or schedule, the terms of this Agreement will supersede and control and nothing contained in any exhibit shall be deemed to supersede, alter or expand any of the covenants, agreements, representations or warranties of the applicable parties contained in this Agreement. For purposes of clarification, executed versions of any exhibits to this Agreement will be considered “exhibits” for purposes of this paragraph.

Section 9.8    Attorneys’ Fees    . In the event any dispute between Buyer and Seller should result in litigation, the prevailing party will be reimbursed for all reasonable costs incurred in connection with such litigation, including reasonable attorneys’ fees and costs on appeal.

Section 9.9    Construction    . The parties acknowledge that each party and its counsel have reviewed this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement. Captions or titles contained in this Agreement are inserted only as a matter of convenience and for reference only, and in no way limit, define, or extend the provisions of this Agreement.

Section 9.10    Governing Law; Dispute Resolution    . This Agreement will be construed and interpreted in accordance with, and will be governed and enforced in all respects according to, the law of the State of Michigan. EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY COURT ACTION ARISING AMONG THE PARTIES UNDER THIS AGREEMENT OR OTHERWISE RELATED TO THIS AGREEMENT, WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

Section 9.11    Confidentiality    . Each party agrees that the terms of the Confidentiality Agreement, dated November 22, 2011, between Applebee’s Services, Inc. and TEAM Schostak Family Restaurants (the “Confidentiality Agreement”) remains in full force and effect, are not superseded by the terms of this Agreement and are incorporated herein by reference. Buyer expressly acknowledges that it is bound by the terms of, and has operated in compliance with, the Confidentiality Agreement as if it had executed the Confidentiality Agreement in the place of TEAM Schostak Family Restaurants. Without limiting the foregoing, the parties acknowledge and agree that (a) the details relating to the parties’ negotiation of this Agreement and the terms and conditions of this Agreement (collectively, the “Purchase Agreement Information”) are subject to the nondisclosure obligations set forth in the Confidentiality Agreement and, (b) notwithstanding anything to the contrary in the Confidentiality Agreement, such obligations as they relate to the Purchase Agreement Information will survive the Closing or termination of this Agreement indefinitely.

Section 9.12    Public Announcements    . Buyer and Seller will jointly approve the timing of release and the content of all public disclosures regarding this Agreement and related transaction. Notwithstanding the foregoing, Seller and its Affiliates may (a) make any disclosure that it or they deem necessary, in their sole discretion, to comply with any applicable law or regulation, including securities and franchise laws, but will notify Buyer prior to doing so or (b) disclose the execution of this Agreement or the Closing, which disclosure may include the name of the Buyer, the Restaurants, the Purchase Price (but only if Seller determines that disclosure of the Purchase Price is reasonably necessary), other financial terms relating to the transaction and the Closing Date or anticipated Closing Date.

Section 9.13    Plain Meaning    . Unless defined otherwise, the words used in this Agreement will be construed according to their plain meaning in the English language. The word “will” is used as a command. The word “including” is used in a nonexclusive sense.

Section 9.14    No Other Beneficiaries    . Subject to the rights of Franchisor, Buyer and Seller acknowledge that this Agreement is solely for their own benefit, and that of their successors and permitted assigns.

Section 9.15    Counterparts    . This Agreement may be executed in one or more counterparts and each counterpart with a hand-written signature, whether an original or an electronic data text (including facsimile, electronic data interchange and electronic mail) is considered an original and all counterparts constitute one and the same instrument.

Section 9.16    Severability    . Nothing in this Agreement will be construed as requiring the commission of any act contrary to law. If there is any conflict between any provision of this Agreement and any present or future law, such provision will be limited only to the extent necessary to bring it within the requirement of the law. If any part of this Agreement is held to be indefinite, invalid, or otherwise unenforceable, the balance of this Agreement will continue in full force and effect.

Section 9.17    Further Assurances    . The parties hereto agree to execute and deliver such documents, and to take such other actions, as may be necessary to carry out the intent and purposes of this Agreement.

Section 9.18    Amendments    . This Agreement may be amended, modified and supplemented only by written agreement of all parties hereto.

[COMPLETED AND EXECUTED ON THE FOLLOWING PAGES]

SELLER:

Applebee’s Restaurants Mid-Atlantic LLC,
A Delaware limited liability company

By: /s/ Michael J. Archer
Name: Michael J. Archer
Title: President

Date: July 20, 2012

Applebee’s Restaurants, Inc.,
A Kansas corporation

By: /s/ Michael J. Archer
Name: Michael J. Archer
Title: President

Date: July 20, 2012

BUYER:

TSFR Apple Venture LLC,
A Michigan limited liability company
By: TSFR Apple Holdings LLC,
   a Michigan limited liability company,
   Manager

By: TSFR Apple Investment LLC,
   a Michigan limited liability company,
   Manager

By: : /s/ Mark S. Schostak
   Mark S. Schostak
Its: Manager

Date: July 20, 2012

Acknowledged:

FRANCHISOR:

Applebee’s International, Inc., A Delaware corporation By: /s/ Michael J. Archer Name: Michael J. Archer Title: President Date: July 20, 2012

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